SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
        INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:

     |_| Preliminary information statement |_| Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

     |X|  Definitive information statement

                          THE SARATOGA ADVANTAGE TRUST
                (Name of Registrant as Specified in Its Charter)

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(1)      Title of each class of securities to which transaction applies:  _____
(2)      Aggregate number of securities to which transaction applies:  _____
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____
(4)      Proposed maximum aggregate value of transaction:  _______________
(5)      Total fee paid:_____________________________________________

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:  ______________________________________________
(2)      Form, Schedule or Registration Statement No.:  ________________________
(3)      Filing Party:  ________________________________________________________
(4)      Date Filed:  __________________________________________________________

                                  THE SARATOGA
                                 ADVANTAGE TRUST


March 27, 2001

Dear Shareholders:

     THE ENCLOSED DOCUMENT IS PURELY FOR INFORMATIONAL PURPOSES. YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER. The document relates to the appointment of a new investment advisor to the Small Capitalization Portfolio.

     As described in the enclosed Information Statement, the Board of Trustees of The Saratoga Advantage Trust has selected Fox Asset Management, Inc. as the new investment advisor to the Portfolio and has approved an agreement with Fox on substantially identical terms as the prior agreement.

     As always, please feel free to call us at 1-800-807-FUND with any questions you may have.
                                                     Sincerely,



                                                     Bruce E. Ventimiglia
                                                     Chairman, President and CEO

     THE ENCLOSED DOCUMENT IS PURELY FOR INFORMATIONAL PURPOSES. YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.


I.       BACKGROUND

     Effective December 31, 2000, Thorsell, Parker Partners Inc. ("Thorsell") terminated its investment advisory business and accordingly, resigned as investment advisor to the Small Capitalization Portfolio (the "Portfolio") of The Saratoga Advantage Trust ("Trust"). To replace Thorsell, the Board of the Trustees has approved Fox Asset Management, Inc. ("Fox" or the "Advisor") as the new investment advisor to the Portfolio pursuant to a new investment advisory agreement with Saratoga Capital Management ("SCM" or the "Manager") (the "New Agreement"). The New Agreement is substantially identical to the prior investment advisory agreement with Thorsell (the "Prior Agreement") except for the dates of execution and termination.

     Fox is a registered investment advisor which was formed in 1985. Fox also serves as Advisor to the Trust's Investment Quality Bond Portfolio. Fox is wholly-owned by its current employees with a controlling interest held by John
P. Skirkanich, Fox's President. Fox is located at 44 Sycamore Avenue, Little Silver, NJ 07739. As of December 31, 2000, Fox had approximately $2 billion in assets under management.

     Under an order the Trust has received from the Securities and Exchange Commission, the Trust is permitted to appoint an investment advisor and approve an investment advisory agreement for the Portfolio, without shareholder approval. Under the conditions of the order, the Trustees must provide notice to shareholders within 90 days of hiring a new investment advisor or implementing any material change in an investment advisory contract. This Information Statement is being supplied to shareholders to fulfill the notice condition.


II. INFORMATION  CONCERNING A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN SCM
AND  FOX  ASSET  MANAGEMENT,  INC.  WITH  RESPECT  TO THE  SMALL  CAPITALIZATION
PORTFOLIO.

     On December 13, 2000, the Board of Trustees met in person for the purpose of considering the selection of a new investment advisor and the adoption of a new investment advisory agreement. At their meeting, the Board appointed Fox to serve as investment advisor to the Portfolio, effective January 1, 2001. The New Agreement, dated January 1, 2001 contains substantially identical terms and conditions as the Prior Agreement. In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

     Under the terms of the New Agreement, Fox will serve as investment advisor to the Portfolio, subject to the supervision of SCM and the Trust's Board of Trustees. Pursuant to the New Agreement, Fox performs the identical duties performed by Thorsell under the Prior Agreement including reviewing investment performance and policies, and maintaining certain books and records. As was the case under the Prior Agreement, Fox, at its own expense, furnishes necessary investment and management facilities for conducting the investment activities of the Portfolio, and pays the salaries of its respective personnel under the New Agreement. In addition, as was the case under the Prior Agreement, under the New Agreement: (a) SCM shall indemnify and hold harmless Fox, its officers and directors and each person, if any, who controls Fox within the meaning of Section 15 of the Securities Act of 1933, (any and all such persons shall be referred to as "Indemnified Party") against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Agreement relates, except for liability by reason of misfeasance, bad faith or negligence in the performance of the duties of such Indemnified Party; and (b) Fox shall indemnify and hold harmless SCM and the Trust and each of their directors and officers and each person, if any, who controls SCM and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Agreement relates, but only with respect to Fox's misfeasance, bad faith or negligence in the performance of its duties under the New Agreement. Investment Advisory Fee Rates

     As compensation for its services, Fox receives a fee from SCM calculated at an annual rate of .30% on the first $50 million, .20% on the next $50 million and .15% on average net assets over $100 million of the Small Capitalization Portfolio.

INVESTMENT ADVISORY FEES PAID

     For the Trust's fiscal year ended August 31, 2000, SCM paid $133,478 in investment advisory fees to Thorsell for management of the Portfolio.


SHAREHOLDER AND BOARD APPROVAL OF THE PRIOR AGREEMENT

     The Prior Agreement, dated April 14, 1997, was initially approved by the Board of Trustees on December 18, 1996. The Prior Agreement was last submitted to a vote of the shareholders when it was approved by the shareholders on April 10, 1997.

III.     BOARD CONSIDERATION

     At the meeting held on December 13, 2000, the Board of Trustees approved the New Agreement. In connection with its review, the Board of Trustees considered materials furnished by Fox including information regarding its personnel, operations and financial condition.

     In evaluating Fox and the New Agreement, the Board requested and reviewed, with the assistance of independent legal counsel, materials furnished by Fox. Representatives from Fox made a presentation to the Board on Fox and the Portfolio and responded to questions of the Trustees. The Board also reviewed and discussed the terms of the New Agreement and compared them to the Prior Agreement.

     The Board considered, with its counsel: (i) the quality and extent of the services to be provided; (ii) the depth of organization, expertise and experience of Fox in managing equity securities; (iii) the quality of the services which have been provided by Fox to the Trust on behalf of its Investment Quality Bond Portfolio; (iv) the financial resources of Fox; (v) the ability of Fox to retain and attract qualified personnel and (vi) the performance of assets managed by Fox in the Small Capitalization investment style. In addition, the Board reviewed and discussed the terms and conditions of the New Agreement. The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Agreement are the same, in all material respects, as the terms of the Prior Agreement. In particular, the Board noted that under the New Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

     Based upon its review of the above factors, the Board of Trustees concluded that the New Agreement is in the best interests of the Portfolio and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

IV.      DURATION AND TERMINATION OF ALL AGREEMENTS

     The New Agreement will have an initial term of two years, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) a majority of the Trustees not parties to the New Agreement, and who are not "interested persons" (as defined in the 1940
Act) of any such party and (ii) a majority of the Board of Trustees as a whole or the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio. The New Agreement will terminate automatically in the event of its "assignment."

V.       GENERAL INFORMATION CONCERNING FOX

INFORMATION CONCERNING FOX

     The names, titles and principal occupations of the executive officers and directors of Fox are set forth in the following table:

-----------------------   ------------------------------------------------------
           NAME                        TITLE AND PRINCIPAL OCCUPATION
-----------------------   ------------------------------------------------------

John P. Skirkanich             President, Chairman of the Investment Committee
--------------------------------------------------------------------------------

George C. Pierides             Managing Director
--------------------------------------------------------------------------------

John R. Sampson                Managing Director
--------------------------------------------------------------------------------

James P. O'Mealia              Managing Director
--------------------------------------------------------------------------------

Caroline R. Benjamin           Senior Vice President
--------------------------------------------------------------------------------

Philip R. Sloan                Principal
--------------------------------------------------------------------------------

Linda Barberi                  Vice President / Secretary / Treasurer
--------------------------------------------------------------------------------

     The business address of each person listed above is 44 Sycamore Avenue, Little Silver, NJ 07739.

OTHER MATTERS

     The Trust will furnish, without charge, a copy of the Trust's annual report for the fiscal year ended August 31, 2000 to a shareholder upon request. To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 1501 Franklin Avenue, Mineola, NY 11501, Attention: William Marra).

     SCM, the Manager of the Trust, is located at 1501 Franklin Avenue, Mineola, NY 11501.

     The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust's solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.